Exhibit 99.2

FOR IMMEDIATE RELEASE

                           OMNICOM GROUP INC. TO ISSUE
                        $750 MILLION OF CONVERTIBLE DEBT

      New York, New York, February 2, 2001. Omnicom Group Inc. (NYSE: OMC) announced that it has agreed to sell $750 million of zero-coupon, zero-accretion convertible senior notes due 2031. The initial purchaser will also have a 30-day option to purchase up to $100 million of additional notes to cover over-allotments. The notes will be convertible into 6.8 million OMC common shares (assuming the over-allotment option is not exercised) in accordance with their terms.

      Omnicom Group Inc. is one of the world's leading marketing communications services companies. Omnicom's services include advertising, direct response and promotional marketing, public relations, strategic media planning and buying and Internet and digital media development. Omnicom companies operate in over 100 countries around the world.

      This release does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The notes and the common shares issuable upon conversion have not been registered under U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.